Exhibit 2.7
Special Procedures for Distributions
on Account of NLRB Claim*
1.	Creation of NLRB Claim Account. On or prior to the Effective Date, J.P. Morgan Trust Company, National Association, as a Third Party Disbursing Agent pursuant to the Plan (the “Designated Agent”), will create a separate book-entry account (the “NLRB Claim Account”) to hold shares of New Common Stock to be distributed under the Plan on account of the General Unsecured Claim of the National Labor Relations Board (the “NLRB”) arising out of the settlement of NLRB Case No. 32-CA-17041 (the “NLRB Claim”).

2.	Deposits into NLRB Claim Account. Upon making distributions from the Reserved Shares on account of General Unsecured Claims in Class 9, any and all shares of New Common Stock to be distributed on account of the NLRB Claim will be deposited in the NLRB Claim Account for distribution to the individuals identified on the NLRB Claims Distribution List. For purposes hereof, the term “NLRB Claims Distribution List” means (a) with respect to all such distributions made prior to the NLRB Claim Distribution List Finalization Date (as defined below), a schedule of individuals to receive distributions hereunder to be agreed upon by the Debtors and the USW and approved by appropriate representatives of the NLRB, not later than the Effective Date, and (b) with respect to all such distributions made on or after the NLRB Claim Distribution List Finalization Date, such schedule as modified pursuant to paragraph 11(b) below.

3.	NLRB Claim Distribution List. The NLRB Claim Distribution List will include, among other things, (a) the name of the individuals entitled to distributions on account of the NLRB Claim (“NLRB Claim Distributees”) and (b) for each NLRB Claim Distributee, (i) his or her percentage share of the NLRB Claim, (ii) his or her implied claim amount based on his or her percentage share of the NLRB Claim, (iii) his or her address according to records maintained by the Debtors or as otherwise provided to the Debtors, (iv) his or her social security number, and (v) such other information as the Debtors and the USW may agree.

4.	Distributions to NLRB Claim Distributees. Subject to paragraphs 8, 9 and 11 below, distributions of shares of New Common Stock deposited in the NLRB Claim Account will be made to NLRB Claim Distributees in accordance with the information set forth on the NLRB Claim Distribution List.

5.	NLRB Claim Distribution Notices. Promptly following any deposit of shares of New Common Stock into the NLRB Claim Account, the Designated Agent will mail to each NLRB Claim Distributee at the address set forth on the NLRB Claim Distribution List (or such other address as may be provided to the Designated Agent in writing by the applicable NLRB Claim Distributee, the USW or otherwise) a notice (each, a “NLRB

*	All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, dated September 7, 2005, as modified (the “Plan”).

Claim Distribution Notice”) setting forth the total number of such shares distributable to such NLRB Claim Distributee in accordance with these Special Procedures.

6.	Distribution Instruction Form, Including Tax Forms. Each NLRB Claim Distribution Notice will be accompanied by (a) a written letter of explanation in a form to be agreed upon by the Debtors and the USW and approved by appropriate representatives of the NLRB, not later than the Effective Date, and (b) unless the Disbursing Agent then holds standing instructions from the NLRB Claim Distributee, an instruction form to be completed by the NLRB Claim Distributee and returned to the Designated Agent pursuant to which (i) the NLRB Claim Distributee will provide such documentation and information as may be necessary, appropriate or desirable to facilitate the delivery of the applicable distribution (as well as any subsequent distributions in accordance with the redistribution provisions of paragraphs 8 and 9 below) to him or her, including properly completed tax forms (i.e., Internal Revenue Service Form W-4 and the applicable State equivalent (collectively, the “Tax Forms”)) or other information necessary to determine the applicable tax withholding obligations associated with such distribution, and (ii) the NLRB Claim Distributee will be given the opportunity to direct the Designated Agent to execute a sale, on his or her behalf as his or her agent, of some or all of the shares of New Common Stock distributable to him or her (a “Distribution Instruction Form”). The determination to sell some or all of the shares of New Common Stock distributable to an NLRB Claim Distributee shall be at the sole and independent election of such NLRB Claim Distributee as the beneficial owner of such shares.

7.	Delivery of Distributions. The Designated Agent will execute, on behalf of and as agent for NLRB Claim Distributees that return properly completed Distribution Instruction Forms, including the applicable Tax Forms attached thereto, sales of shares of New Common Stock distributable to such NLRB Claim Distributees as directed in such Distribution Instruction Forms; such sales will be aggregated and will be effected by the Designated Agent directly or through one of its affiliates that is a broker-dealer, in ordinary trading transactions not involving special compensation to brokers or dealers on a periodic basis on the last business day of each calendar month ending at least 45 days following the Effective Date (each, a “Sale Date”). Promptly following each Sale Date, with respect to each NLRB Claim Distributee that sold shares on such Sale Date, the Designated Agent will deliver (a) to the Company, all cash proceeds from the sale of shares of New Common Stock by such NLRB Claim Distributee (after deducting therefrom brokerage or other applicable transaction costs of such sale) and (b) to such NLRB Claim Distributee, any shares of New Common Stock distributable to such NLRB Claim Distributee that were not sold in accordance with a Distribution Instruction Form. If an NLRB Claim Distributee that returns a properly completed Distribution Instruction Form, including the applicable Tax Forms attached thereto, proposes an arrangement to provide the Designated Agent with Cash in the Required Withholding Amount (as defined below) other than the sale of shares of New Common Stock as contemplated by this Section 7, the Designated Agent will deliver to such NLRB Claim Distributee the shares of New Common Stock distributable to such NLRB Claim Distributee promptly after, and only after, such Cash is provided to the Designated Agent. Under no circumstances will the Designated Agent make any distribution to a NLRB Claim Distributee unless (a) it has received properly completed Tax Forms, as applicable, and

(b) either (i) the proceeds from any sale of shares of New Common Stock in accordance with a Distribution Instruction Form (after deducting therefrom an allocable share of brokerage or other applicable transaction costs) are in an amount at least equal to the Required Withholding Amount associated with the distribution or (ii) such NLRB Claim Distributee makes other arrangements with the Designated Agent satisfactory to it that provide it with cash in the Required Withholding Amount (the “NLRB Claim Distribution Condition”). Upon receipt thereof, the Designated Agent will remit to the Company the cash proceeds, after deducting therefrom any brokerage or other applicable transaction costs, from any sale made in accordance with a Distribution Instruction Form, or the cash provided by any such other arrangement, as the case may be, and the Company will be solely responsible for remitting such cash in the Required Withholding Amount to the applicable authorities in accordance with applicable law and delivering any such cash remaining after deducting therefrom the Required Withholding Amount to the applicable NLRB Claim Distributee. For purposes hereof, the term “Required Withholding Amount” means, for any distribution to an NLRB Claim Distributee, an amount in cash equal to the amount required to be withheld or deducted from such distribution under applicable federal, state or local law, as determined by the Reorganized Debtors in good faith. The Company will be solely responsible for determining the Required Withholding Amount associated with any distribution pursuant to this Section 7 and will instruct the Designated Agent with respect thereto.

8.	Undeliverable NLRB Claim Distribution Notices.
(a)	If any NLRB Claim Distribution Notice is returned to the Designated Agent as undeliverable, then unless and until the Designated Agent is notified in writing (by the applicable NLRB Claim Distributee, the USW or otherwise) of the applicable NLRB Claim Distributee’s then-current address (i) subject to paragraph 8(b) below, the distribution otherwise to be made to such NLRB Claim Distributee will remain in the possession of the Designated Agent and no further attempt will be made to deliver such distribution and (ii) no attempt will be made to deliver any subsequent NLRB Claim Distribution Notice to such NLRB Claim Distributee and any subsequent distribution that such NLRB Claim Distributee would otherwise be entitled to receive instead will be deemed undeliverable and remain in the possession of the Designated Agent.

(b)	Any NLRB Claim Distributee that does not assert a claim for an undeliverable distribution by delivering to the Designated Agent a written notice setting forth such NLRB Claim Distributee’s then-current address within two years after the last date on which a NLRB Claim Distribution Notice was mailed to such NLRB Claim Distributee will have its claim for distributions discharged and will be forever barred from asserting any claim for distributions on account of the NLRB Claim, whereupon shares of New Common Stock held for the benefit of such NLRB Claim Distributee will be redistributed (subject to the Claim Distribution Condition) to the other NLRB Claim Distributees that have not been barred from asserting claims.

9.	Failure to Return Distribution Instruction Form, Including Tax Forms, and to Satisfy NLRB Claim Distribution Condition
(a)	Following the mailing of a NLRB Claim Distribution Notice, unless and until (i) a NLRB Claim Distributee returns to the Designated Agent a properly completed Distribution Instruction Form, including the applicable Tax Forms attached thereto, and (ii) the NLRB Claim Distribution Condition is satisfied, subject to paragraph 9(b) below any distribution otherwise to be made to such NLRB Claim Distributee will remain in the possession of the Designated Agent and no further attempt will be made to deliver such distribution.

(b)	Any NLRB Claim Distributee that fails to (i) return to the Designated Agent a properly completed Distribution Instruction Form, including the applicable Tax Forms attached thereto, and (ii) satisfy the NLRB Claim Distribution Condition within two years after the date on which a NLRB Claim Distribution Notice was mailed to such NLRB Claim Distributee will have its claim for distributions discharged and will be forever barred from asserting any claim for distributions on account of the NLRB Claim, whereupon shares of New Common Stock held for the benefit of such NLRB Claim Distributee will be redistributed (subject to the Claim Distribution Condition) to the other NLRB Claim Distributees that have not been barred from asserting claims.
10.	Information Reports. The Designated Agent will furnish to the Reorganized Debtors, the USW and the NLRB on a monthly basis reports indicating for each set of NLRB Claim Distribution Notices mailed prior to such report, (a) the name and address of each NLRB Claim Distributee whose NLRB Claim Distribution Notice has been returned to the Designated Agent as undeliverable prior to the date of such report, (b) the name and address of each NLRB Claim Distributee whose NLRB Claim Distribution Notice has not been returned to the Designated Agent as undeliverable, but who has not delivered a Distribution Instruction Form to the Designated Agent prior to the date of such report, (c) the name and address of each NLRB Claim Distributee whose NLRB Claim Distribution Notice has not been returned to the Designated Agent as undeliverable and who has delivered a Distribution Instruction Form, including the applicable Tax Forms attached thereto, to the Designated Agent, but who has not prior to the date of such report made arrangements that will result in the satisfaction of the NLRB Claim Distribution Condition with respect to the distribution contemplated by the NLRB Claim Distribution Notice mailed to such NLRB Claim Distributee, and (d) the name and address of each NLRB Claim Distributee whose NLRB Claim Distribution Notice has not been returned to the Designated Agent as undeliverable and who has prior to the date of such report delivered a Distribution Instruction Form, including the applicable Tax Forms attached thereto, to the Designated Agent and made arrangements that will result in the satisfaction of the NLRB Claim Distribution Condition with respect to the distribution contemplated by the NLRB Claim Distribution Notice mailed to such NLRB Claim Distributee.

11.	NLRB Claim Reserve and Final NLRB Claim Distribution List
(a)	With respect to any New Common Stock deposited in the NLRB Claim Account prior to the date (the “NLRB Claim Distribution List Finalization Date”) that is the first Quarterly Distribution Date that is at least 18 months after the Effective Date, 2% of such New Common Stock will be set aside in a reserve (the “NLRB Claim Reserve”) for distribution in accordance with this paragraph 11.

(b)	Prior to the NLRB Claim Distribution List Finalization Date, the Vice President of Human Resources of Reorganized KAC and the USW Director for District 11, with each acting in good faith, will agree upon any appropriate modifications to the NLRB Claim Distribution List and, on and after the NLRB Claim Distribution List Finalization Date, the information set forth on the NLRB Claim Distribution List as so modified will be used to determine the distributions to be made to NLRB Claim Distributees hereunder. Any modifications to the NLRB Claim Distribution List as contemplated by this Section 11(b) must be (i) supported by (A) to the extent the modification relates to inclusion of an individual on the NLRB Claim Distribution List, a paystub or other reasonable documentation evidencing that an individual was a KACC employee as of January 14, 1999 or (B) to the extent the modification relates to (I) establishing an individual’s percentage share of the NLRB Claim and implied claim amount based thereon in the case of a newly included individual or (II) increasing or decreasing an individual’s percentage share of the NLRB Claim and implied claim amount based thereon in the case of an individual already included on the NLRB Claim Distribution List, an Internal Revenue Service Form W-2 or an Internal Revenue Service Form 1099 indicating wages, workers’ compensation benefits or sickness and accident benefits received for 1999 and (ii) approved by appropriate representatives of the NLRB. Any agreement with respect to such modifications signed by the Vice President of Human Resources of Reorganized KAC and the USW Director of District 11 will be final and binding on all persons for purposes hereof.

(c)	New Common Stock held in the NLRB Claim Reserve will be distributed to NLRB Claim Distributees promptly following the NLRB Claim Distribution List Finalization Date.

(d)	All distributions of New Common Stock following from the NLRB Claim Reserve following the NLRB Claim Distribution List Finalization Date will be made in a manner intended to ensure, to the fullest extent practicable, that ultimately all NLRB Claim Distributees receive distributions constituting the same percentage recovery of their respective implied claim amounts set forth on the NLRB Claim Distribution List as modified pursuant to paragraph 11(b) above; provided, however, that, to the extent a NLRB Claim Distributee has received distributions constituting a greater percentage as a result of distributions made prior to the NLRB Claim Distribution List Finalization Date, none of the Designated Agent, the Debtors, the USW or the NLRB will be required to attempt to retrieve any portion of any distribution previously made to such NLRB Claim Distributee.